AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 19, 1997

                                         REGISTRATION NO. 333-________________

                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549
                                   ----------
                                   FORM S-3

                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933
                                   ----------
                               ZYGO CORPORATION
            (Exact name of registrant as specified in its charter)

         DELAWARE                                   06-0864500
(State or other jurisdiction of         (I.R.S. Employer Identification Number)
 incorporation or organization)

                               LAUREL BROOK ROAD
                      MIDDLEFIELD, CONNECTICUT 06455-0448
                                (860) 347-8506
         (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                                   ----------
                                GARY K. WILLIS
                    PRESIDENT AND CHIEF EXECUTIVE OFFICER
                               ZYGO CORPORATION
                               LAUREL BROOK ROAD
                      MIDDLEFIELD, CONNECTICUT 06455-0448
                                (860) 347-8506
           (Name, address, including zip code, and telephone number,
                  including area code, of agent for service)
                                   ----------
Copies of all communications, including all communications sent to the agent for service, should be sent to:
                               PAUL JACOBS, ESQ.
                         FULBRIGHT & JAWORSKI L.L.P.
                               666 FIFTH AVENUE
                           NEW YORK, NEW YORK  10103
                                   ----------
      APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this Registration Statement.

      If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. |_|

      If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. |X|

      If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_| ________

      If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_| ________

      If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|

                           CALCULATION OF REGISTRATION FEE
=============================================================================================
                                      PROPOSED MAXIMUM   PROPOSED MAXIMUM
  TITLE OF SHARES      AMOUNT TO BE    AGGREGATE PRICE       AGGREGATE         AMOUNT OF
  TO BE REGISTERED      REGISTERED       PER UNIT(1)      OFFERING PRICE    REGISTRATION FEE
---------------------------------------------------------------------------------------------
Common Stock, $.10 par
value per share           287,400          $23.00         $6,610,200.00        $2,004.00
=============================================================================================

(1) The price is estimated in accordance with Rule 457(c) under the Securities Act of 1933, as amended, solely for the purpose of calculating the registration fee and is $23.00, the average of the high and low prices of the Common Stock of Zygo Corporation as reported on The Nasdaq Stock Market on November 13, 1997.

                             ---------------------------

   THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                    SUBJECT TO COMPLETION, DATED NOVEMBER 19, 1997

                                   ZYGO CORPORATION

                            287,400 Shares of Common Stock

                               ------------------------

     This Prospectus relates to (i) the resale of 201,180 shares of Common Stock, $.10 par value per share (the "Common Stock"), of Zygo Corporation (the "Company" or "Zygo") from time to time for the account of David Grant ("Grant"),
(ii) the resale of 28,740 shares of Common Stock from time to time for the account of Michael A. Mahoney ("Mahoney"), (iii) the resale of 28,740 shares of Common Stock from time to time for the account of Steven Chan ("Chan") and (iv) the resale of 28,740 shares of Common Stock from time to time for the account of Fred M. Houston ("Houston," and together with Grant, Mahoney and Chan, the "Selling Stockholders"). The Common Stock offered hereby was issued to the Selling Stockholders by the Company on August 19, 1997 pursuant to a private placement in connection with the acquisition by the Company of all the outstanding capital stock of Sight Systems, Inc. See "Recent Developments--Sight Systems, Inc. Acquisition." The Company will not receive any of the proceeds from the sale of the Common Stock by the Selling Stockholders.

     The distribution of the Common Stock by the Selling Stockholders (and their respective donees and pledgees) may be effected from time to time in one or more transactions (which may involve block transactions) in the over-the-counter market (including the Nasdaq National Market) or any exchange on which the Common Stock may then be listed, in negotiated transactions, through the writing of options on shares (whether such options are listed on an options exchange or otherwise), or a combination of such methods of sale, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The Selling Stockholders (and their respective donees and pledgees) may effect such transactions by selling shares to or through broker-dealers, and such broker-dealers may receive compensation in the form of underwriting discounts, concessions or commissions from the Selling Stockholders and/or purchasers of shares for whom they may act as agent (which compensation may be in excess of customary commissions). The Selling Stockholders may also sell the shares of Common Stock pursuant to Rule 144 promulgated under the Securities Act of 1933, as amended (the "Securities Act"), or may pledge shares as collateral for margin accounts and such shares could be resold pursuant to the terms of such accounts. The Selling Stockholders and any broker-dealers that act in connection with the sale of Common Stock might be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act and any commissions received by them and any profit on the resale of the shares might be deemed to be underwriting discounts or commissions under the Securities Act. The Selling Stockholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the Common Stock against certain liabilities, including liabilities arising under the Securities Act.

     The Common Stock trades on the Nasdaq National Market under the symbol "ZIGO." On November 17, 1997, the closing sale price of the Common Stock was $24.25 per share.

     All expenses of the registration of securities covered by this Prospectus are to be borne by the Company, except that the Selling Stockholders will pay underwriting discounts, selling commissions, and fees and the expenses, if any, of counsel or other advisers to the Selling Stockholders.

                               ------------------------

                        SEE "RISK FACTORS" BEGINNING ON PAGE 7
          FOR A DISCUSSION OF CERTAIN INFORMATION THAT SHOULD BE CONSIDERED
            BY PROSPECTIVE PURCHASERS OF THE COMMON STOCK OFFERED HEREBY.

                               -------------------------

            THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
              SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
              COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION
                  OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
                     ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
                         REPRESENTATION TO THE CONTRARY IS A
                                  CRIMINAL OFFENSE.

                               -------------------------

                The date of this Prospectus is November __, 1997

      No person has been authorized to give any information or to make any representation in connection with this offering other than those contained in this Prospectus or a supplement to this Prospectus, and, if given or made, such other information or representations must not be relied upon as having been authorized by the Company or any other person. Neither this Prospectus nor any supplement to this Prospectus constitutes an offer to sell or the solicitation of an offer to buy any securities other than the securities to which it relates or an offer to sell or the solicitation of an offer to buy such securities in any circumstances in which such offer or solicitation is unlawful. Neither the delivery of this Prospectus or a supplement to this Prospectus nor any sale made hereunder or thereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the date hereof or thereof or that the information contained herein or therein is correct as of any time subsequent to its date.

                               TABLE OF CONTENTS

                                                                          PAGE

Available Information......................................................  2
Incorporation of Certain Documents by Reference............................  3
The Company................................................................  5
Recent Developments........................................................  6
Risk Factors...............................................................  7
Use of Proceeds............................................................ 12
Price Range of Common Stock.................................................12
Dividend Policy.............................................................12
Selling Stockholders........................................................12
Plan of Distribution....................................................... 13
Legal Matters.............................................................. 14
Experts.................................................................... 14

                             AVAILABLE INFORMATION

      The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Proxy statements, reports and other information concerning the Company can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and the regional offices of the Commission located at Seven World Trade Center, 13th Floor, New York, New York 10048, and 500 West Madison Street, Chicago, Illinois 60661, and copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and its public reference facilities in New York, New York and Chicago, Illinois, at prescribed rates. Copies of such information may also be inspected at the reading room of the library of the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006. The Commission maintains a World Wide Web site on the Internet at http://www.sec.gov that contains reports, proxy and information statements and other information regarding the Company and other registrants that file electronically with the Commission.

      This Prospectus constitutes a part of a Registration Statement on Form S-3 (herein, together with all amendments and exhibits, referred to as the "Registration Statement") filed by the Company with the Commission under the Securities Act. This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information with respect to the Company and the Common Stock, reference is hereby made to the Registration Statement. Statements contained herein concerning the provisions of any contract, agreement or other document are not necessarily complete, and in each instance reference is made to the copy of such contract, agreement or other document filed as an exhibit to the Registration Statement or otherwise filed with the Commission. Each such statement is qualified in its entirety by such reference. Copies of the Registration Statement together with exhibits may be inspected at the offices of the Commission as indicated above without charge and copies thereof may be obtained therefrom upon payment of a prescribed fee.

      Private Securities Litigation Reform Act Safe Harbor Statement. This Prospectus (including the documents incorporated by reference herein) contains certain forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995) and information relating to Zygo that are based on the beliefs of the management of Zygo, as well as assumptions made by and information currently available to the management of Zygo. When used in this Prospectus, the words "estimate," "project," "believe," "anticipate," "intend," "expect" and similar expressions are intended to identify forward-looking statements. Such statements reflect the current views of Zygo with respect to future events and are subject to risks and uncertainties that could cause actual results to differ materially from those contemplated in such forward-looking statements, including those discussed under "Risk Factors." Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Zygo does not undertake any obligation to publicly release any revisions to these forward looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

      The following documents, which are on file with the Commission (File No. 0-12944) pursuant to the Exchange Act are incorporated by reference and made a part hereof:

      (i) The Company's Annual Report on Form 10-K for the fiscal year ended June 30, 1997.

      (ii) The Company's Current Reports on Form 8-K dated July 28, 1997, August 19, 1997 and October 20, 1997.

      (iii) The Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 1997.

      (iv) The description of the Company's Common Stock contained in Item 1 of the Company's Registration Statement on Form 8-A, dated October 26, 1984.

       All documents and reports subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering of the securities offered hereby shall be deemed incorporated by reference into this Prospectus and to be a part hereof from the date of the filing of such documents or reports. The information relating to the Company in this Prospectus should be read together with the information in the documents incorporated by reference.

      Any statement contained in a document incorporated by reference herein, unless otherwise indicated therein, speaks as of the date of the document. Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for all purposes to the extent that a statement contained in this Prospectus modifies or replaces such statement.

      The Company will furnish without charge to each person to whom this Prospectus is delivered, upon request, a copy of any or all of the documents described above, other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into such documents. Requests should be addressed to: Zygo Corporation, Laurel Brook Road, Middlefield, Connecticut 06455-0448, Attention: Mark J. Bonney, Vice President, Finance and Administration (Tel. No. (860) 347-8506). The Company furnishes its stockholders with an annual report containing audited financial statements. In addition, the Company may furnish such other reports as may be authorized, from time to time, by the Board of Directors.

                                  THE COMPANY

      Zygo Corporation ("Zygo" or the "Company"), through its divisions and wholly owned subsidiaries, Middlefield, Technical Instrument Company ("TIC"), NexStar Automation, Inc. ("NexStar") and Sight Systems, Inc. ("SSI") designs, develops, manufactures and markets high performance, noncontact electro-optical measuring instruments and systems, automation systems, and components. The Middlefield division also manufactures optical components to precise tolerances both for sale and for use as key elements in its own products. Utilizing proprietary laser and white light optical technology combined with advanced software and electronics, Zygo's precision noncontact measuring instruments and systems enable manufacturers in a variety of high technology industries, including data storage, semiconductor, and precision optics, to increase operating efficiencies and production yields by identifying and collecting quantitative data on product defects, both during and after the manufacturing process. Zygo's interferometric and confocal components are sold directly to OEMs for incorporation into their products. Zygo's optical components are used in many applications, including laser fusion research, semiconductor manufacturing equipment, and aerospace optical systems, as well as being an integral part of precision optical instruments.

      Predominantly all of the Company's instruments, systems and accessories employ either a laser or white light source to make noncontact measurements. Zygo is a leader in interferometric and confocal metrology. Interferometric metrology utilizes a process called interferometry, whereby a pattern of bright and dark lines (called fringes) results from an optical path difference between a reference and a measurement beam. Zygo's products then analyze these patterns through a series of steps and generate quantitative three-dimensional surface profiles, which are used to determine the conformity of a part to its specifications, to detect product defects and, increasingly, to analyze and enhance manufacturing processes. Interferometric measurement instruments are used by a variety of industries, including by the data storage industry to inspect and analyze the surface of computer hard disks and read/write heads, and by the semiconductor industry for high precision distance measurement and motion control. Confocal Scanning Optical Microscopy ("CSOM") is a key base technology employed in TIC's products. The majority of TIC's microscope systems and subsystems employ white light CSOM technology. In a microscope utilizing white light CSOM imaging, a high-intensity white light illuminates a section of a spinning disk containing pinholes arranged in multiple spiral patterns. Acting as point illumination sources, the pinholes direct light to points on the sample. The reflected light from the sample returns through the same section of the disk. Only light from points on the sample near the focal plane will pass through the pinholes for imaging. Zygo's NexStar Automation unit designs, develops, manufactures, and markets comprehensive automated system solutions to enable manufacturers in a variety of high technology industries, including the data storage, semiconductor, and electronics industries, to enhance operation efficiencies and product yields. NexStar's high speed production solutions reduce downtimes, especially in manufacturing processes adaptable to the manufacture of multiple products differing in size, features, and functionality. Zygo's newly-acquired SSI unit is engaged in the business of designing, developing, manufacturing and marketing application-specific machine vision systems. These vision systems are unique in that they are configured from a vast collection of software and hardware components into a system which meets specific customer requirements. Examples of such applications in the data storage industry, where SSI has sold the majority of its systems to date, include: pole geometry measurements and gap width on various types of read/write heads, straightness, and measurements of read/write heads mounted on row bars in the manufacturing process.

      The Company was incorporated in Delaware in 1970. The Company's headquarters are located at Laurel Brook Road, Middlefield, Connecticut 06455-0448. The Company's telephone number is 860-347-8506.

                              RECENT DEVELOPMENTS

      Subsequent to June 30, 1997, Zygo completed the acquisition of SSI, a manufacturer of precision application-specific machine vision metrology systems, and Syncotec Neue Technologien und Instrumente GmbH, a manufacturer of confocal components and custom metrology tools for the German market. A brief description of these businesses follows:

SIGHT SYSTEMS, INC. ACQUISITION

      On August 19, 1997, the Company completed its acquisition (the "SSI Acquisition") of all the outstanding capital stock SSI, a privately held California corporation. In connection with the SSI Acquisition, the Company issued to the Selling Stockholders an aggregate of 287,400 shares of Common Stock in a private placement transaction. The SSI Acquisition will be accounted for as a pooling-of-interests.

      SSI, located in Newbury Park, California, employs approximately 20 persons. Approximately 50% of SSI's employees are engineers and are actively involved in the design and development of configurable software and hardware components which are customized into vision systems specific to customer needs. SSI operates from a leased building where the manufacturing function is essentially a systems and components integration and assembly function. SSI has a number of suppliers for its hardware components and material availability has not been a problem for SSI.

      Sales are conducted on a direct basis to data storage industry customers and through selected representatives, primarily selected for their proximity to key geographic markets. Integration of the sales and marketing teams of Zygo and SSI is intended to be accomplished during fiscal 1998.

      SSI's sales in its fiscal year ended December 31, 1996 were approximately $3.5 million.

SYNCOTEC NEUE TECHNOLOGIEN UND INSTRUMENTE GmbH ACQUISITION

      On June 30, 1997, TIC and Syncotec Neue Technologien und Instrumente GmbH ("Syncotec"), a German corporation, completed all necessary legal requirements allowing for the appropriate transfer and registration of a 50 percent ownership interest in Syncotec. The conclusion of this transaction completed commitments made by the former owners of TIC and enabled the Company to release $440,000 of contingent proceeds recorded as a liability at the time of the TIC acquisition by the Company. Effective September 1, 1997, the Company, through TIC, completed the purchase of the remaining 50 percent of Syncotec for approximately $2.0 million (subject to adjustment based on the closing book value of Syncotec) in a combination of cash and shares of Common Stock.

      Syncotec, located in Asslar, Germany, is a small manufacturer of confocal modules and systems principally for the European market. Syncotec has had a long-term relationship with TIC. Employing approximately 10 persons, Syncotec is focused on designing solutions for local customers for their specific measurement problems utilizing the TIC confocal scanning optical microscopy components, as well as other locally designed hardware and software.

      Syncotec occupies a small leased facility in Asslar, near Frankfurt, Germany. Syncotec's sales in its fiscal year ended December 31, 1996 were approximately $2.9 million (DM4.9 million).

                                 RISK FACTORS

      In addition to the other information in this Prospectus, the following factors should be considered carefully in evaluating an investment in the shares of Common Stock offered by this Prospectus. This Prospectus contains, in addition to historical information, forward-looking statements that involve risks and uncertainties. The Company's actual results could differ materially. Factors that could cause or contribute to such differences include, but are not limited to, those discussed below, as well as those discussed elsewhere in this Prospectus.

CUSTOMER CONCENTRATION; RELATIONSHIP WITH CANON

      Sales to Zygo's two largest customers in fiscal 1997 and fiscal 1996 accounted for an aggregate of approximately 25% and 50% of net sales, respectively. During these fiscal years, sales to Canon Inc. and Canon Sales Co., Inc. (collectively, "Canon"), Zygo's largest customer in those periods, accounted for approximately 20% and 34%, respectively, of Zygo's net sales. Zygo expects that sales to Canon, an original investor in Zygo which owns approximately 11% of Zygo's outstanding shares of Common Stock and is a distributor of certain Zygo products in the Japanese market, will continue to represent a significant percentage of Zygo's net sales for the foreseeable future. During fiscal 1997 and 1996, sales to Zygo's second largest customer, a manufacturer of computer disk drives and related hardware and software, accounted for approximately 5% and 16% of Zygo's net sales, respectively. Zygo's customers generally do not enter into long-term agreements obligating them to purchase Zygo's products. A reduction or delay in orders from either of these two customers, including reductions or delays due to market, economic, or competitive conditions in the semiconductor or computer disk drive industries, could have a material adverse effect upon Zygo's results of operations.

RISKS ASSOCIATED WITH RECENT ACQUISITIONS

      Zygo's growth strategy involves growth through acquisitions and internal development and, as a result, Zygo is subject to various risks associated with this growth strategy. The successful integration of acquired businesses, including TIC, Nexstar, SSI and Syncotec is important to Zygo's future financial performance. Zygo faces a significant challenge in integrating the acquired businesses. The dedication of management resources to such integration may detract attention from the day-to-day business of Zygo. The difficulties of integration may be increased by the necessity of coordinating geographically separated organizations, integrating personnel with disparate business backgrounds and combining different corporate cultures. There can be no assurance that there will not be substantial costs associated with such activities or that there will not be other material adverse effects of these integrating efforts. Further, there can be no assurance that management's efforts to integrate the operations of Zygo and newly acquired companies will be successful or that the anticipated benefits of the recent acquisitions will be fully realized.

      While there are currently no commitments with respect to any future acquisitions, Zygo's business strategy includes the expansion of its products and services, which may be effected through acquisitions. Zygo regularly reviews various acquisition prospects of businesses, technologies or products complementary to Zygo's business and periodically engages in discussions regarding such possible acquisitions. Acquisitions involve numerous risks, including difficulties in the assimilation of the operations and products of the acquired companies, the ability to manage effectively geographically remote units, the diversion of management's attention from other business concerns, risks of entering markets in which Zygo has limited or no direct experience and the potential loss of key employees of the acquired companies. In addition, acquisitions may result in dilutive issuances of equity securities, the incurrence of debt, reduction of existing cash balances, amortization expenses related to goodwill and other intangible assets and other charges to operations that may materially adversely affect Zygo's business, financial condition or results of operations. Although management expects to carefully analyze any such opportunity before committing Zygo's resources, there can be no assurance that any acquisition will result in long-term benefits to Zygo or that Zygo's management will be able to manage effectively the resulting businesses.

INDUSTRY CONCENTRATION AND CYCLICALITY

      Zygo's business is significantly dependent on capital expenditures by manufacturers of components for the computer disk drive industry and of semiconductors. These industries are cyclical and have historically experienced periods of oversupply, resulting in significantly reduced demand for capital equipment, including the products manufactured and marketed by Zygo. For the foreseeable future, Zygo's operations will continue to be dependent on the capital expenditures in these industries which, in turn, is largely dependent on the market demand for hard disk drives and products containing integrated circuits. Zygo's net sales and results of operations may be materially adversely affected if downturns or slowdowns in the computer disk drive or semiconductor markets occur in the future.

TECHNOLOGICAL CHANGE AND NEW PRODUCT DEVELOPMENT

      The market for Zygo's products is characterized by rapidly changing technology. Zygo's future success will continue to depend upon its ability to enhance its current products and to develop and introduce new products that keep pace with technological developments and evolving industry standards, respond to changes in customer requirements and achieve market acceptance. Zygo continually redesigns and enhances its instruments, systems and components and upgrades its proprietary software technology incorporated in its products. Any failure by Zygo to anticipate or respond adequately to technological developments and customer requirements, or any significant delays in product development or introduction, could have a material adverse effect on Zygo's business, results of operations, financial condition and liquidity. In order to develop new products successfully, Zygo is dependent upon close relationships with its customers and their willingness to share proprietary information about their requirements and participate in collaborative efforts with Zygo. There can be no assurance that Zygo's customers will continue to provide the Company with timely access to such information or that Zygo will be successful in developing and marketing new products and services or product and service enhancements on a timely basis and respond effectively to technological changes or new product announcements by others. In addition, there can be no assurance the new products and services or product and service enhancements, if any, developed by Zygo will achieve market acceptance.

DEPENDENCE ON KEY PERSONNEL

       Zygo's success depends in large part upon the continued services of many of its highly skilled personnel involved in management, research, development and engineering, and sales and marketing, and upon its ability to attract and retain additional highly qualified employees. Zygo's employees may voluntarily terminate their employment with Zygo at any time. Competition for such personnel is intense, and there can be no assurance that Zygo will be successful in retaining its existing personnel or attracting and retaining additional personnel. Gary K. Willis, Zygo's President and Chief Executive Officer, has recently suffered a mild heart attack and is expected to continue to fulfill his responsibilities as the chief executive officer while recuperating at his home for the next several weeks.

QUARTERLY FLUCTUATIONS

      Zygo has experienced quarterly fluctuations in results of operations and anticipates that these fluctuations may continue. These fluctuations have been caused by various factors, including the capital procurement practices of its customers and the industries into which its products are sold generally, the timing and acceptance of new product introductions and enhancements and the timing of product shipments and marketing. Future results of operations may fluctuate as a result of these and other factors, including Zygo's ability to continue to develop innovative products, the announcement or introduction of new products by Zygo's competitors, Zygo's product and customer mix, the level of competition and overall trends in the economy.

POSSIBLE VOLATILITY OF STOCK PRICE

      Zygo believes that factors such as the announcement of new products or technologies by Zygo or its competitors, market conditions in the precision measurement, data storage and semiconductor industries generally and quarterly fluctuations in financial results are expected to cause the market price of the Common Stock to vary substantially. Further, Zygo's net sales or results of operations in future quarters may be below the expectations of public market securities analysts and investors. In such event, the price of the Common Stock would likely decline, perhaps substantially. In addition, in recent years the stock market has experienced price and volume fluctuations that have particularly affected the market prices for many high technology companies and which often have been unrelated to the operating performance of such companies. The market volatility may adversely affect the market price of the shares of Common Stock offered hereby. See "Price Range of Common Stock."

COMPETITION

      Zygo faces competition from a number of companies in all its markets, some of which have greater manufacturing and marketing capabilities, and greater financial, technological and personnel resources. In addition, Zygo competes with the internal development efforts of its current and prospective customers, certain of which may attempt to become vertically integrated. Zygo's competitors can be expected to continue to improve the design and performance of their products and to introduce new products with competitive price/performance characteristics. Competitive pressures may necessitate price reductions which can adversely affect results of operations. Although Zygo believes that it has certain technical and other advantages over certain of its competitors, maintaining such advantages will require a continued high level of investment by Zygo in research and development and sales, marketing and service. There can be no assurance that Zygo will have sufficient resources to continue to make such investment or that Zygo will be able to make the technological advances necessary to maintain such competitive advantages. In addition, there can be no assurance that the bases of competition in the industries in which Zygo competes will not shift.

DEPENDENCE ON PROPRIETARY TECHNOLOGY

      Zygo's success is heavily dependent upon its proprietary technology. There can be no assurance that the steps taken by Zygo to protect its proprietary technology will be adequate to prevent misappropriation of its technology by third parties or will be adequate under the laws of some foreign countries, which may not protect Zygo's proprietary rights to the same extent as do laws of the United States. In addition, there remains the possibility that others will "reverse engineer" Zygo's products in order to determine their method of operation and introduce competing products or that others will develop competing technology independently. Any such adverse circumstances could have a material adverse effect on Zygo's results of operations. Further, some of the markets in which Zygo competes are characterized by the existence of a large number of patents and frequent litigation for financial gain that is based on patents with broad, and often questionable, application. As the number of its products increase, the markets in which its products are sold expands, and the functionality of those products grows and overlaps with products offered by competitors, Zygo believes that it may become increasingly subject to infringement claims. Although Zygo does not believe any of its products or proprietary rights infringe the rights of third parties, there can be no assurance that infringement claims will not be asserted against Zygo in the future or that any such claims will not require Zygo to enter into royalty arrangements or result in costly litigation.

DEPENDENCE ON THIRD-PARTY SUPPLIERS

      Certain of the components and subassemblies included in Zygo's systems are obtained from a single source or a limited group of suppliers. Although Zygo seeks to reduce dependence on sole and limited source suppliers in some cases, the partial or complete loss of certain of these sources could have at least a temporary adverse effect on Zygo's results of operations and damage customer relationships.

REVENUES DERIVED FROM INTERNATIONAL SALES AND FOREIGN OPERATIONS

      Zygo's products are sold internationally by Zygo primarily to customers in Japan and throughout the Pacific Rim. Net sales to customers outside the United States accounted for 45% and 47% of Zygo's net sales in the fiscal years ended June 30, 1997 and 1996, respectively, and are expected to continue to account for a substantial percentage of Zygo's net sales. International sales and foreign operations are subject to inherent risks, including longer payment cycles, greater difficulty in accounts receivable collection, compliance with foreign laws, changes in regulatory requirements, tariffs or other barriers, difficulties in obtaining export licenses and in staffing and managing foreign operations, exposure to currency exchange fluctuations, political instability, transportation delays and potentially adverse tax consequences. Substantially all Zygo's sales and costs are negotiated and paid in U.S. dollars. However, changes in the values of foreign currencies relative to the value of the U.S. dollar can render Zygo's products comparatively more expensive to the extent locally produced alternative products are available. Such conditions could negatively impact international sales of Zygo's products and Zygo's foreign operations, as would changes in the general economic conditions in those markets. Although these risks, including the risks associated with currency exchange fluctuations, have not had any material adverse effect on Zygo to date, there can be no assurance that risks inherent in international sales and foreign operations will not have a material adverse effect on Zygo in the future.

RELIANCE ON MIDDLEFIELD MANUFACTURING FACILITY

      The Company manufactures all of its optical components at its facility in Middlefield, Connecticut. Any extended interruption of optical component production at the Middlefield manufacturing facility could have a material adverse effect on the business of the Company.

CONTROL OF COMPANY

      The Company's executive officers and directors, through their affiliation with certain stockholders and their stock option holdings, may be deemed to beneficially own approximately 31% of the outstanding shares of Common Stock. As a result, these individuals may have the ability to control the Company and direct its affairs and business, including the election of all of the directors.

DIVIDEND POLICY

     The Company has never declared or paid cash dividends on its capital stock. The Company currently intends to retain all its earnings to finance the expansion and development of its business and, therefore, does not anticipate paying any cash dividends in the foreseeable future. See "Dividend Policy."

                              USE OF PROCEEDS

      The Company will not receive any proceeds from the sale of Common Stock by the Selling Stockholders.

                          PRICE RANGE OF COMMON STOCK

      The Common Stock is quoted on the Nasdaq National Market under the symbol ZIGO. The following table sets forth, for the periods indicated, high and low last reported sale prices for the Common Stock on the Nasdaq National Market. Market price data for 1997 and 1996 have been adjusted for the effect of the 3-for-2 stock split which was effective on August 21, 1995 and the 2-for-1 stock split which was effective on February 27, 1997.

                                                    HIGH     LOW
                                                  -------  -------
YEAR ENDED JUNE 30, 1996:
 First quarter..................................  $14.625  $10.333
 Second quarter.................................   17.750   12.000
 Third quarter..................................   20.125   10.250
 Fourth quarter.................................   31.063   17.688

YEAR ENDED JUNE 30, 1997:
 First quarter..................................  $21.500  $14.000
 Second quarter.................................   26.000   12.250
 Third quarter..................................   29.875   21.000
 Fourth quarter. ...............................   31.500   21.500

YEAR ENDING JUNE 30, 1998:
 First quarter..................................  $38.500  $28.500
 Second quarter (through November 17, 1997).....   22.250   33.500



      As of September 30, 1997, there were 515 holders of record of the Common Stock and the Company estimates that there were approximately 4,500 beneficial holders. The last reported sale price of the Common Stock on the Nasdaq National Market on November 17, 1997 was $24.25.

                                DIVIDEND POLICY

      The Company has never declared or paid any cash dividends on its Common Stock. The Company anticipates that all future earnings will be retained by the Company for the development of its business. Accordingly, the Company does not anticipate paying cash dividends on the Common Stock in the foreseeable future. The payment of any future dividends will be at the discretion of the Company's Board of Directors and will depend upon, among other things, future earnings, operations, capital requirements, the general financial condition of the Company and general business conditions.

                             SELLING STOCKHOLDERS

      The following table sets forth information as of November 1, 1997 except as otherwise noted, with respect to the number of shares of Common Stock beneficially owned by each of the Selling Stockholders. All of the shares offered hereby were acquired by the Selling Stockholders from the Company pursuant to the SSI Acquisition. See "Recent Developments--Sight Systems, Inc. Acquisition." The Selling Stockholders each own less than one percent of the outstanding Common Stock.


=============================================================================================
                                                                           NUMBER OF SHARES
                        NUMBER OF SHARES OF COMMON      NUMBER OF SHARES    OF COMMON STOCK
                      STOCK BENEFICIALLY OWNED PRIOR     OF COMMON STOCK   BENEFICIALLY OWNED
SELLING STOCKHOLDER           TO OFFERING               REGISTERED HEREIN   AFTER OFFERING
=============================================================================================
 David Grant (1)                201,180                      201,180                0
=============================================================================================
    Michael A.                   28,740                       28,740                0
   Mahoney (2)
=============================================================================================
 Steven Chan (3)                 28,740                       28,740                0
=============================================================================================
 Fred M. Houston                 28,740                       28,740                0
       (4)
=============================================================================================

(1) David Grant is the President of SSI, a Zygo subsidiary.

(2) Michael A. Mahoney is the Manager of Applications Engineering of SSI.

(3) Steven Chan is the Manager of Image Processing of SSI.

(4) Fred M. Houston is the Marketing Manager of SSI.


                             PLAN OF DISTRIBUTION

      The Company is registering the shares of Common Stock offered hereby on behalf of the Selling Stockholders. All expenses of the registration of securities in connection with the registration of the shares offered hereby are to be borne by the Company, except that the Selling Stockholders will pay underwriting discounts, selling commissions, and fees and expenses, if any, of counsel or other advisers to the Selling Stockholders.

      The distribution of the shares of Common Stock by the Selling Stockholders (or their respective donees and pledgees) may be effected from time to time in one or more transactions (which may involve block transactions) in the over-the-counter market (including the Nasdaq National Market) or any exchange on which the Common Stock may then be listed, in negotiated transactions, through the writing of options on shares (whether such options are listed on an options exchange or otherwise), or a combination of such methods of sale, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The Selling Stockholders (or their respective donees and pledgees) may effect such transactions by selling shares to or through broker-dealers, and such broker-dealer may receive compensation in the form of underwriting discounts, concessions or commissions from the Selling Stockholders and/or purchasers of shares for whom they may act as agent (which compensation may be in excess of customary commissions). The Selling Stockholders (or their respective donees and pledgees) may also sell such shares of Common Stock pursuant to Rule 144 promulgated under the Securities Act, or may pledge shares as collateral for margin accounts and such shares could be resold pursuant to the terms of such accounts. The Selling Stockholders and any broker-dealers that act in connection with the sale of the Common Stock might be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act and any commission received by them and any profit on the resale of the shares of Common Stock as principal might be deemed to be underwriting discounts and commissions under the Securities Act. The Selling Stockholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares against certain liabilities, including liabilities arising under the Securities Act.

      Because the Selling Stockholders may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, the Selling Stockholders will be subject to prospectus delivery requirements under the Securities Act. Furthermore, in the event of a "distribution" of the shares, such Selling Stockholders, any selling broker or dealer and any "affiliated purchasers" may be subject to Regulation M under the Exchange Act, which Regulation prohibits, with certain exceptions, any such person from bidding for or purchasing any security which is the subject of such distribution until his participation in that distribution is completed. In addition, Regulation M under the Exchange Act prohibits, with certain exceptions, any "stabilizing bid" or "stabilizing purchase" for the purpose of pegging, fixing or stabilizing the price of Common Stock in connection with this offering.

      The Selling Stockholders have agreed with the Company not to effect any sale or distribution of Common Stock (i) during any period that is designated by Zygo as "restricted" under Zygo's normal policies governing sales of Common Stock by its directors, officers and employees, (ii) until after financial results covering at least thirty (30) days of combined operations of Zygo and SSI after August 19, 1997 are published, and otherwise during any period of time or in a manner which would call into question the accounting treatment of Zygo's acquisition of SSI as a "pooling of interests" or (iii) within thirty (30) days prior to the anticipated effective date of any registration statement covering the distribution of any shares of Common Stock or within ninety (90) days after the effective date of such registration statement or, to the extent the registration statement relates to an underwritten public offering, such greater period of time as the underwriters request as being applicable to Zygo's officers and directors (but in no event greater than one hundred and twenty
(120) days).

      In order to comply with certain state securities laws, if applicable, the Common Stock will not be sold in a particular state unless the Common Stock has been registered or qualified for sale in such state or an exemption from registration or qualification is available and complied with.

                                 LEGAL MATTERS

      Legal matters relating to the Common Stock have been passed upon for the Company by Fulbright & Jaworski L.L.P., New York, New York 10103. Paul Jacobs, a partner in Fulbright & Jaworski L.L.P., is Secretary of the Company and, as of November 1, 1997, beneficially owned 15,000 shares of Common Stock.

                                    EXPERTS

      The audited financial statements incorporated by reference in this Prospectus and elsewhere in the Registration Statement have been audited by KPMG Peat Marwick LLP, independent certified public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said report.

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.    OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

      The expenses payable by the Registrant in connection with the issuance and distribution of the securities being registered (other than underwriting accounts and commissions) are estimated to be as follows:


SEC Registration Fee.....................................  $ 2,004
Accountants' Fees and Expenses...........................    2,000*
Legal Fees and Expenses..................................   25,000*
Miscellaneous............................................    3,000*
                                                           -------
      Total..............................................  $32,004*
                                                           =======

----------
* estimated

Item 15.    INDEMNIFICATION OF DIRECTORS AND OFFICERS.

      Section 145 of the General Corporation Law of Delaware permits indemnification of directors, officers and employees of a corporation under certain conditions and subject to certain limitations. Article VI of the By-Laws of the Registrant contains provision for the indemnification of directors, officers and employees within the limitations permitted by Section 145. In addition, the Company has entered into Indemnity Agreements with its directors and officers which provide the maximum indemnification allowed by Section 145. The Company's officers and directors are insured against losses arising from any claim against them as such for wrongful acts or omissions, subject to certain limitations.

Item 16. EXHIBITS

5     Opinion of Fulbright & Jaworski L.L.P. regarding legality.

23 (a)  Consent of Fulbright & Jaworski L.L.P. (included in Exhibit 5).

   (b)  Consent of KPMG Peat Marwick LLP

24    Power of Attorney (on signature page).

Item 17. UNDERTAKINGS.

    (a) The undersigned Registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person of the Registrant in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Middlefield, State of Connecticut, on November 17, 1997.

                                    ZYGO CORPORATION

                                    By: /s/ GARY K. WILLIS
                                       ----------------------------------------
                                       (Gary K. Willis, President and CEO)


                                   ----------

                               POWER OF ATTORNEY

      KNOW ALL MEN BY THESE PRESENTS, that each individual whose signature appears below constitutes and appoints GARY K. WILLIS and MARK J. BONNEY, or either of them, his true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and to file the same with all exhibits thereto and all documents in connection therewith, with the Securities and Exchange Commission, granting said attorney-in-fact and agent and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

      Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

   Signature                       Title                             Date
   ---------                       -----                             ----

/s/GARY K. WILLIS             President, Chief Eexecutive
------------------------       Officer, and Director
(Gary K. Willis)              (Principal Executive Officer)   November 17, 1997



/s/MARK J. BONNEY             Vice President, Finance and     November 17, 1997
------------------------      Administration, Treasurer and
(Mark J. Bonney)              Chief Financial Officer
                              (Principal Financial and
                              Accounting Officer)

/s/PAUL F. FORMAN             Chairman of the Board           November 17, 1997
------------------------
(Paul F. Forman)


/s/MICHAEL A. CORBOY          Director                        November 17, 1997
------------------------
(Michael A. Corboy)

/s/SEYMOUR E. LIEBMAN         Director                        November 17, 1997
------------------------
(Seymour E. Liebman)

/s/ROBERT G. McKELVEY         Director                        November 17, 1997
------------------------
(Robert G. McKelvey)

/s/PAUL W. MURRILL            Director                        November 17, 1997
------------------------
(Paul W. Murrill)

/s/JOHN R. ROCKWELL           Director                        November 17, 1997
------------------------
(John R. Rockwell)

/s/ROBERT B. TAYLOR           Director                        November 17, 1997
------------------------
(Robert B. Taylor)

/s/CARL A. ZANONI             Director                        November 17, 1997
------------------------
(Carl A. Zanoni)

                                 EXHIBIT INDEX

Item 16. EXHIBITS

5        Opinion of Fulbright & Jaworski L.L.P. regarding legality.

23 (a)   Consent of Fulbright & Jaworski L.L.P. (included in Exhibit 5).

   (b)   Consent of KPMG Peat Marwick LLP

24       Power of Attorney (on signature page).